EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Third Quarter of 2008

STUDIO CITY, CA – November 6, 2008 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and nine months ended September 30, 2008.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the third quarter of 2008 increased 17% to $64.5 million, from $55.3 million in the prior year’s third quarter. This increase was primarily due to a 4% increase in advertising revenues and a 93% increase in subscriber fee revenues.  For the first nine months of the year, revenue grew 25% to $206.6 million from $164.8 million in 2007, due to a 14% increase in advertising revenue and a 99% increase in subscriber fee revenue.

•                  Record ratings.  For the third quarter of 2008, Hallmark Channel delivered another record-breaking quarter in terms of household delivery for both Prime Time and Total Day.  The channel maintained its position as a top-ten rated cable channel, ranking ninth in Prime Time and tenth in Total Day among all 73 ad-supported cable networks according to Nielsen.  This marks the 28th consecutive month that Hallmark Channel has been among the top-ten highest rated ad-supported cable networks in Prime Time.

•                  Increase in family-friendly programming.  The Company recently announced the acquisition of the rights to 80 family-friendly movies from Twentieth Television, including a host of Academy Award-winning films with timeless appeal across all generations.  The deal includes such films as Big, Cocoon, Mrs. Doubtfire, Home Alone and Cheaper by the Dozen.  The programming, which will begin to air in the beginning of 2009, is expected to increase ratings and attract a younger audience.

•                  Expanded distribution of Hallmark Movie Channel.  Launched in April 2008 with 7 million subscribers, Hallmark Movie Channel has experienced significant expansion.  With additional launches on Comcast, Time Warner, Cox, Cablevision and Verizon systems, as well as organic growth on existing systems, at the end of the third quarter Hallmark Movie Channel is in over 12 million homes, representing a 50% increase in just five months.

“Our strong operating results in the year-to-date underscore the appeal of our programming and the increasing appreciation by our distributors and advertisers of the value of our brand and audience,” noted Henry Schleiff, President and CEO of Crown Media.  “We are looking forward to extending this success in the fourth quarter, our most exciting time of the year when our themed holiday programming attracts an increasingly large audience that has come to equate Hallmark Channel with the wholesome goodness of the holidays.

“While we expect that we will be impacted by the financial difficulties facing our economy, we believe that our channels have an inherent resiliency to withstand these challenges.  As many Americans return to the fundamental values of home and family, our channels offer the kind of uplifting and positive programming they will be comforted by.  Our advertisers are primarily in sectors in which consumers may continue to spend in an economic downturn, such as packaged goods and pharmaceuticals.  As we look at our anticipated results for the full year, I am confirming my expectations that we will deliver low double-digit growth in advertising and increased subscriber fee revenue to generate in excess of $50 million in Adjusted EBITDA.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $64.5 million for the third quarter of 2008, a 17% increase from $55.3 million for the third quarter of 2007. Subscriber fee revenue increased 93% to $14.2 million, from $7.4 million in the prior year’s quarter as a result of higher net effective rates on average, primarily due to an increase in paying subscribers as a result of previously amended distribution agreements. Advertising revenue increased 4% to $50.0 million during the quarter, from $47.8 million in the third quarter of 2007, primarily due to higher advertising rates, increased advertising time and growth in advertising on Hallmark Movie Channel.

Crown Media reported revenue of $206.6 million for the nine months ended September 30, 2008, a 25% increase from $164.8 million for the same period of 2007. Subscriber fee revenue for the nine months ended September 30, 2008, increased 99% to $42.7 million, from $21.4 million in the prior year’s period, as a result of higher net effective rates on average, primarily due to an increase in paying subscribers as a result of previously amended distribution agreements.  Advertising revenue increased 14% to $163.0 million during the nine months ended September 30, 2008, from $143.1 million for the same period of 2007, reflecting higher advertising rates, increased advertising time and growth in advertising on Hallmark Movie Channel.

For the third quarter of 2008, cost of services decreased 25% to $39.1 million from $51.9 million during the same quarter of 2007. Within cost of services, programming expenses decreased 21% quarter over quarter to $36.7 million, due to the expiration of the programming agreement with NICC and the Company’s effort to monitor costs.  This was offset in part by the Company licensing Hallmark Hall of Fame programming under a new 2008 agreement with Hallmark Cards.

Other cost of services and amortization of our capital lease increased from $1.5 million of negative expense to $2.5 million of expense for the third quarter of 2008. During the three months ended September 30, 2007 and 2008, the Company reduced its estimate of a residual

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and participation liability by $4.7 million and $1.1 million, respectively.

For the nine months ended September 30, 2008, cost of services decreased to $117.2 million from $151.0 million during the same period of 2007. Within cost of services, programming expenses decreased 13% period over period to $107.7 million, following the December 31, 2007, expiration of our programming agreement with NICC and the Company’s effort to monitor costs, offset in part by the Company’s licensing Hallmark Hall of Fame movies under an agreement, which was entered into during 2008.

Other cost of services increased from $3.8 million to $9.5 million for the nine months ended September 30, 2008.  During the nine months ended September 30, 2007 and 2008, the Company reduced its estimate of a residual and participation liability by $5.2 million and $1.1 million, respectively.

Selling, general and administrative expenses increased to $12.6 million for the quarter ended September 30, 2008, from $11.6 million in the year earlier period primarily due to an increase in salary, benefits, and settlement expenses. Marketing expenses of $4.6 million for the quarter ended September 30, 2008, increased from $3.6 million for the quarter ended September 30, 2007, due to increased media costs and increased promotional activities in the third quarter of 2008 as compared to the third quarter of 2007.

Selling, general and administrative expenses decreased to $38.0 million for the nine months ended September 30, 2008, from $39.8 million in the year earlier period primarily due to a $3.9 million decrease in compensation expense related to our share-based obligations offset in part by increases in salary, research, communication and settlement expenses.  Marketing expenses increased to $13.1 million for the nine months ended September 30, 2008, from $11.9 million in the year earlier period due to increased media costs and increased promotional activities.

Adjusted EBITDA was $8.7 million for the third quarter of 2008 compared to an adjusted EBITDA loss of $6.5 million for the same period last year. Cash provided by operating activities totaled $24.6 million for the third quarter of 2008 compared to $5.4 million for the same period last year.  The net loss for the quarter ended September 30, 2008, totaled $17.9 million, or $0.17 per share, compared to $37.9 million, or $0.36 per share, in the third quarter of 2007.

Adjusted EBITDA totaled $42.9 million for the nine months ended September 30, 2008, compared to and adjusted EBITDA loss of $10.5 million for the same period last year. Cash provided by operating activities totaled $41.6 million for the nine months ended September 30, 2008, compared to cash used in operating activities of $2.8 million for the same period last year. The net loss for the nine month period ended September 30, 2008, totaled $38.5 million, or $0.37 per share, compared to $121.7 million, or $1.16 per share, in the same period of 2007.

Conference Call and Webcast to be Held Thursday, November 6th at 2:00 p.m. ET

Crown Media Holdings’ management will conduct a conference call this afternoon at 2:00 p.m. Eastern Time to discuss the results of the third quarter of 2008.  Investors and interested

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parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Third Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 4:00 p.m. Eastern Time, November 6th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 81584353.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to 86 million subscribers. Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2007 and the Company’s 10-Q Report for the quarter ended September 30, 2008.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses.. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Third Quarter Unaudited Financial

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Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure related to the amortization of subscriber acquisition costs, which were significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

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Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Subscriber fees	$14,240	$7,389	$42,672	$21,391
Advertising	49,950	47,819	162,836	142,750
Advertising by Hallmark Cards	—	—	157	390
Other revenue	292	104	901	260
Total revenue	64,482	55,312	206,566	164,791
Cost of services:
Affiliate programming	842	11,247	1,777	21,149
Non-affiliate programming	35,811	35,148	105,922	103,327
Subscriber acquisition fee amortization	—	7,048	—	22,728
Amortization of capital lease	289	289	868	868
Other cost of services	2,170	(1,806)	8,654	2,933
Total cost of services	39,112	51,926	117,221	151,005
Selling, general & administrative expenses	12,640	11,578	37,966	39,828
Marketing expense	4,633	3,565	13,091	11,850
Depreciation and amortization	506	377	1,430	1,270
Income (loss) from operations before interest expense	7,591	(12,134)	36,858	(39,162)
Interest expense	(25,454)	(25,743)	(75,360)	(82,585)
Net loss	$(17,863)	$(37,877)	$(38,502)	$(121,747)
Net loss per share	$(0.17)	$(0.36)	$(0.37)	$(1.16)
Weighted average shares outstanding	104,788	104,788	104,772	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$4,298	$1,974
Accounts receivable, less allowance for doubtful accounts of $261 and $242, respectively	55,715	68,603
Program license fees - affiliates	1,055	166
Program license fees - non-affiliates	92,077	119,523
Prepaid and other assets	4,021	4,478
Prepaid program license fee assets	15,657	8,361
Total current assets	172,823	203,105
Program license fees - affiliates	8,107	653
Program license fees - non-affiliates	176,564	129,268
Subscriber acquisition fees, net	3,984	3,333
Property and equipment, net	15,942	15,962
Goodwill	314,033	314,033
Prepaid and other assets	7,739	9,887
Total assets	$699,192	$676,241

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$19,961	$25,255
Audience deficiency reserve	14,438	15,620
Accrued restricted stock units	3,141	4,609
License fees payable to affiliates	1,408	1,628
License fees payable to non-affiliates	115,697	107,749
Payables to affiliates	17,253	18,951
Credit facility and interest payable	35,215	19,583
Note and interest payable to Hallmark Cards	5,915	—
Other current liabilities	3,813	5,979
Total current liabilities	216,841	199,374
Accrued liabilities	15,345	18,056
License fees payable to affiliates	7,923	—
License fees payable to non-affiliates	87,207	56,521
Payables to affiliates	1,869	4,041
Credit facility	—	50,000
Line of credit and interest payable to HC Crown	107,449	101,360
Line of credit and interest payable to Hallmark Cards affiliate	61,338	57,868
Note and interest payable to Hallmark Cards affiliate	168,273	158,753
Note and interest payable to Hallmark Cards	—	22,075
Senior unsecured note to HC Crown, including accrued interest	669,682	621,266
Company obligated mandatorily redeemable preferred interest	20,355	18,690
Other liabilities	16,920	19,232
Obligation to NICC for the repurchase of Class A common stock, extinguished January 2, 2008, $.01 par value; 0 and 4,357,066 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	0	32,765
Total liabilities	1,373,202	1,360,001
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 and 69,760,588 shares issued and outstanding as of September 30, 2008, and December 31, 2007, respectively	741	698
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both September 30, 2008, and December 31, 2007	307	307
Paid-in capital	1,459,500	1,411,291
Accumulated deficit	(2,134,558)	(2,096,056)
Total stockholders’ deficit	(674,010)	(683,760)
Total liabilities and stockholders’ deficit	$699,192	$676,241

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net loss	$(17,863)	$(37,877)	$(38,502)	$(121,747)
Subscriber acquisition fee amortization expense	702	8,966	2,042	27,551
Depreciation and amortization	795	666	2,298	2,138
Residual and participation expense	—	—	96	—
Amortization of film asset	(1,068)	(4,739)	(921)	(5,260)
Impairment of film asset	—	—	176	—
Interest expense	25,454	25,743	75,360	82,585
Restricted stock unit compensation	648	784	2,380	4,245
Adjusted earnings before interest, taxes, depreciation and amortization	$8,668	$(6,457)	$42,929	$(10,488)

Programming and other amortization	37,726	46,089	108,319	123,506
Provision for allowance for doubtful account	38	108	43	95
Changes in operating assets and liabilities:
Additions to program license fees	(67,800)	(24,928)	(135,893)	(101,576)
Change to subscriber acquisition fees	(250)	738	(2,693)	858
Change in subscriber acquisition fees payable	250	(988)	1,183	(1,206)
Interest paid	(983)	(2,227)	(3,882)	(6,721)
Changes in other operating assets and liabilities, net of adjustments above	46,931	(6,967)	31,573	(7,237)
Net cash provided by (used in) operating activities	$24,580	$5,368	$41,579	$(2,769)

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$24,580	$5,368	$41,579	$(2,769)
Net cash used in investing activities	(1,083)	(1,428)	(4,369)	(3,995)
Net cash used in financing activities	(19,476)	(10,870)	(34,886)	(7,198)
Net increase (decrease) in cash and cash equivalents	4,021	(6,930)	2,324	(13,962)
Cash equivalents, beginning of period	277	6,933	1,974	13,965
Cash equivalents, end of period	$4,298	$3	$4,298	$3